EXHIBIT (99)(a)

NEWS RELEASE

October 21, 2013
Contact:	Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release
PEOPLES BANCORP ANNOUNCES THIRD QUARTER EARNINGS RESULTS
Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported third quarter earnings results with highlights as follows:

Highlights:

•
Net earnings were $1.9 million or $0.34 basic and diluted net earnings per share for the three months ended September 30, 2013, before adjustment for preferred stock dividends and accretion, as compared to $1.4 million or $0.25 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, for the same period one year ago.

•
Net earnings available to common shareholders were $1.8 million or $0.31 basic and diluted net earnings per common share for the three months ended September 30, 2013, as compared to $1.3 million or $0.23 basic and diluted net earnings per common share, for the same period one year ago.

•	Earnings before securities gains and income taxes were $2.8 million for the three months ended September 30, 2013 compared to $1.8 million for the same period one year ago.
•	Core deposits were $678.0 million, or 84.9% of total deposits at September 30, 2013, compared to $624.5 million, or 81.3% of total deposits at September 30, 2012.

Lance A. Sellers, President and Chief Executive Officer, attributed the increase in third quarter earnings to a decrease in the provision for loan losses, a decrease in non-interest expense, an increase in non-interest income and an increase in net interest income.

Net interest income was $7.9 million for the three months ended September 30, 2013, compared to $7.8 million for the same period one year ago.  This increase was primarily due to a decrease in interest expense due to a reduction in the cost of funds and a reduction in interest bearing liabilities, which were partially offset by a decrease in interest income resulting from a decrease in loans and a decrease in the yield on earning assets.  Net interest income after the provision for loan losses increased to $7.6 million during the third quarter of 2013, compared to $7.1 million for the same period one year ago.  The provision for loan losses for the three months ended September 30, 2013 was $337,000, as compared to $761,000 for the same period one year ago.  The decrease in the provision for loan losses is primarily attributable to a $4.7 million reduction in non-accrual loans from September 30, 2012 to September 30, 2013 and a reduction in net charge-offs of $338,000 during the three months ended September 30, 2013, as compared to the same period one year ago.

Non-interest income was $3.1 million for the three months ended September 30, 2013, compared to $2.9 million for the same period one year ago.  This increase is primarily attributable to a $215,000 reduction in losses and write-downs on other real estate owned properties for the three months ended September 30, 2013, as compared to the same period one year ago.

Non-interest expense was $7.9 million for the three months ended September 30, 2013, as compared to $8.2 million for the same period one year ago.  This decrease is primarily attributable to a $329,000 decrease in non-interest expenses other than salary, employee benefits and occupancy expenses for the three months ended September 30, 2013, as compared to the same period one year ago.    The decrease in non-interest expenses other than salary, employee benefits and occupancy expenses is primarily due to a $121,000 decrease in foreclosure related expenses in the third quarter of 2013 compared to the third quarter of

2012 and $62,000 in expenses incurred in the third quarter of 2012 as a result of the Company’s purchase of 12,530 shares of the Company’s 25,054 outstanding shares of preferred stock from the U.S. Department of the Treasury (“UST”), which was issued to the UST in connection with the Company’s participation in the Capital Purchase Program under the Troubled Asset Relief Program in 2008.

Year-to-date net earnings as of September 30, 2013 were $5.3 million, or $0.95 basic net earnings per share and $0.94 diluted net earnings per share, before adjustment for preferred stock dividends and accretion, as compared to $4.6 million, or $0.83 basic and diluted net earnings per share, before adjustment for preferred stock dividends and accretion, for the same period one year ago.  After adjusting for dividends and accretion on preferred stock, net earnings available to common shareholders for the nine months ended September 30, 2013 were $4.8 million, or $0.86 basic and diluted net earnings per common share, as compared to $3.7 million, or $0.67 basic and diluted net earnings per common share, for the same period one year ago.  The increase in year-to-date earnings is primarily attributable to a decrease in the provision for loan losses, which was partially offset by an aggregate decrease in net interest income and an aggregate increase in non-interest expense, as discussed below.

Year-to-date net interest income as of September 30, 2013 decreased 3.0% to $23.1 million compared to $23.8 million for the same period one year ago.   This decrease is primarily attributable to a decrease in interest income resulting from decreases in the year-to-date average balances outstanding on loans and a decrease in the yield on earning assets, which were partially offset by a decrease in interest expense due to a reduction in the cost of funds and a reduction in interest bearing liabilities.  Net interest income after the provision for loan losses increased 7.9% to $20.9 million for the nine months ended September 30, 2013, compared to $19.4 million for the same period one year ago.  The provision for loan losses for the nine months ended September 30, 2013 was $2.2 million, as compared to $4.4 million for the same period one year ago.  The decrease in the provision for loan losses is primarily attributable to a $1.7 million decrease in net charge-offs during the nine months ended September 30, 2013 compared to the same period one year ago and a $4.7 million reduction in non-accrual loans from September 30, 2012 to September 30, 2013.

Non-interest income was $9.9 million for the nine months ended September 30, 2013 and 2012.  Decreases in services charges and fees, mortgage banking income and gain on sale of securities, were offset by a $426,000 reduction in losses and write-downs on other real estate owned properties for the nine months ended September 30, 2013, as compared to the same period one year ago.

Non-interest expense was $23.6 million for the nine months ended September 30, 2013, as compared to $23.3 million for the same period one year ago.  This increase is primarily due to a $654,000 increase in salaries and employee benefits expense, which was primarily due to salary increases, an increase in the number of full-time equivalent employees and an increase in sales incentive expense during the nine months ended September 30, 2013, as compared to the same period one year ago.

Total assets amounted to $1.0 billion as of September 30, 2013 and 2012.  Available for sale securities increased 7.1% to $301.8 million as of September 30, 2013, compared to $281.8 million as of September 30, 2012.  This increase reflects the investment of additional funds received from growth in deposits and a decrease in loans.  Total loans amounted to $617.1 million as of September 30, 2013, compared to $625.8 million as of September 30, 2012.  This decrease is primarily due to the anticipated reduction in existing loans through the work-through of problem loans and normal principal repayments, which have exceeded loan originations.

Non-performing assets declined to $19.1 million or 1.8% of total assets at September 30, 2013, compared to $27.8 million or 2.8% of total assets at September 30, 2012, primarily due to a $4.7 million decrease in non-accrual loans and a $3.8 million decrease in other real estate owned.  Non-performing loans include $7.0 million in (“AD&C”) loans, $9.2 million in commercial and residential mortgage loans and $153,000 in other loans at September 30, 2013, as compared to $10.9 million in AD&C loans, $9.9 million in commercial and residential mortgage loans and $481,000 in other loans at September 30, 2012.  The allowance for loan losses at September 30, 2013 was $13.9 million or 2.3% of total loans, compared to $16.6 million or 2.6% of total loans at September 30, 2012.  According to Mr. Sellers, management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.

Deposits amounted to $798.3 million as of September 30, 2013, compared to $768.5 million at September 30, 2012.  Core deposits, which include non-interest bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $100,000, increased $53.5 million to $678.0 million at September 30, 2013, as compared to $624.5 million at September 30, 2012.  Certificates of deposit in amounts of $100,000 or more totaled $120.2 million at September 30, 2013, as compared to $143.2 million at September 30, 2012.  This decrease is attributable to a $5.9 million decrease in brokered certificates of deposit combined with a decrease in retail certificates of deposit as intended as part of the Bank’s pricing strategy to allow maturing high cost certificates of deposit to roll-off.

Securities sold under agreements to repurchase were $48.2 million at September 30, 2013, as compared to $43.1 million at September 30, 2012.

Shareholders’ equity was $95.7 million, or 9.2% of total assets, as of September 30, 2013, compared to $96.8 million, or 9.6% of total assets, as of September 30, 2012.

Peoples Bank operates 22 offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  The Company’s common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol “PEBK.”

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like “expect,” “anticipate,” “estimate,” and “believe,” variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Securities and Exchange Commission,  including but not limited to those described in the Company’s annual report on Form 10-K for the year ended December 31, 2012.

CONSOLIDATED BALANCE SHEETS
September 30, 2013, December 31, 2012 and September 30, 2012
(Dollars in thousands)

	September 30, 2013	December 31, 2012	September 30, 2012
	(Unaudited)	(Audited)	(Unaudited)
ASSETS:
Cash and due from banks	$53,977	$32,617	$24,323
Interest bearing deposits	26,973	16,226	31,581
Cash and cash equivalents	80,950	48,843	55,904

Investment securities available for sale	301,788	297,823	281,785
Other investments	5,215	5,599	5,599
Total securities	307,003	303,422	287,384

Mortgage loans held for sale	2,201	6,922	5,984

Loans	617,061	619,974	625,782
Less: Allowance for loan losses	(13,854)	(14,423)	(16,551)
Net loans	603,207	605,551	609,231

Premises and equipment, net	16,543	15,874	16,091
Cash surrender value of life insurance	13,597	13,273	13,142
Accrued interest receivable and other assets	19,240	19,631	18,872
Total assets	$1,042,741	$1,013,516	$1,006,608

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Non-interest bearing demand	$188,860	$161,582	$152,281
NOW, MMDA & savings	384,429	371,719	354,386
Time, $100,000 or more	120,153	134,733	143,189
Other time	104,849	113,491	118,614
Total deposits	798,291	781,525	768,470

Securities sold under agreements to repurchase	48,174	34,578	43,136
FHLB borrowings	70,000	70,000	70,000
Junior subordinated debentures	20,619	20,619	20,619
Accrued interest payable and other liabilities	9,985	9,047	7,549
Total liabilities	947,069	915,769	909,774

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; issued and outstanding
12,524 shares at 9/30/13 and 12/31/12	12,524	12,524	12,524
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,613,495 shares at 9/30/13 and 12/31/12	48,133	48,133	48,004
Retained earnings	35,810	31,478	30,815
Accumulated other comprehensive (loss) income	(795)	5,612	5,491
Total shareholders' equity	95,672	97,747	96,834

Total liabilities and shareholders' equity	$1,042,741	$1,013,516	$1,006,608

CONSOLIDATED STATEMENTS OF INCOME
For the three and nine months ended September 30, 2013 and 2012
(Dollars in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
INTEREST INCOME:
Interest and fees on loans	$7,592	$8,170	$22,671	$24,822
Interest on due from banks	22	15	62	34
Interest on investment securities:
U.S. Government sponsored enterprises	307	519	970	2,327
State and political subdivisions	1,179	877	3,233	2,463
Other	88	74	264	206
Total interest income	9,188	9,655	27,200	29,852

INTEREST EXPENSE:
NOW, MMDA & savings deposits	160	274	578	913
Time deposits	396	737	1,285	2,632
FHLB borrowings	618	689	1,914	2,064
Junior subordinated debentures	100	110	299	332
Other	11	32	43	105
Total interest expense	1,285	1,842	4,119	6,046

NET INTEREST INCOME	7,903	7,813	23,081	23,806
PROVISION FOR LOAN LOSSES	337	761	2,164	4,413
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	7,566	7,052	20,917	19,393

NON-INTEREST INCOME:
Service charges	1,189	1,222	3,333	3,601
Other service charges and fees	258	417	900	1,532
Gain on sale of securities	-	12	614	1,203
Mortgage banking income	301	296	1,000	793
Insurance and brokerage commissions	161	150	478	404
Miscellaneous	1,202	789	3,522	2,325
Total non-interest income	3,111	2,886	9,847	9,858

NON-INTEREST EXPENSES:
Salaries and employee benefits	4,183	4,187	12,614	11,960
Occupancy	1,357	1,291	3,988	3,891
Other	2,349	2,678	7,004	7,420
Total non-interest expense	7,889	8,156	23,606	23,271

EARNINGS BEFORE INCOME TAXES	2,788	1,782	7,158	5,980
INCOME TAXES	870	369	1,848	1,400

NET EARNINGS	1,918	1,413	5,310	4,580

Dividends and accretion on preferred stock	156	157	470	853

NET EARNINGS AVAILABLE TO
COMMON SHAREHOLDERS	$1,762	$1,256	$4,840	$3,727

PER COMMON SHARE AMOUNTS
Basic net earnings	$0.31	$0.23	$0.86	$0.67
Diluted net earnings	$0.31	$0.23	$0.86	$0.67
Cash dividends	$0.03	$0.02	$0.09	$0.11
Book value	$14.81	$15.06	$14.81	$15.06

FINANCIAL HIGHLIGHTS
For the three and nine months ended September 30, 2013 and 2012
(Dollars in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$296,936	$278,872	$291,524	$292,102
Loans	612,716	639,402	613,727	655,051
Earning assets	951,128	950,536	947,001	973,697
Assets	1,028,123	1,014,334	1,017,895	1,036,686
Deposits	791,991	772,483	783,403	791,663
Shareholders' equity	94,902	96,940	99,906	104,355

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.54%	3.45%	3.48%	3.43%
Return on average assets	0.74%	0.55%	0.70%	0.59%
Return on average shareholders' equity	8.02%	5.80%	7.11%	5.86%
Shareholders' equity to total assets (period end)	9.18%	9.62%	9.18%	9.62%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$14,029	$16,640	$14,423	$16,604
Provision for loan losses	337	761	2,164	4,413
Charge-offs	(970)	(1,266)	(3,483)	(5,642)
Recoveries	458	416	750	1,176
Balance, end of period	$13,854	$16,551	$13,854	$16,551

ASSET QUALITY:
Non-accrual loans			$14,144	$18,839
90 days past due and still accruing			2,173	2,398
Other real estate owned			2,751	6,595
Repossessed assets			-	5
Total non-performing assets			$19,068	$27,837
Non-performing assets to total assets			1.83%	2.77%
Allowance for loan losses to non-performing assets			72.65%	59.46%
Allowance for loan losses to total loans			2.25%	2.64%

LOAN RISK GRADE ANALYSIS:	Percentage of Loans
	By Risk Grade
	09/30/2013	09/30/2012
Risk Grade 1 (excellent quality)	2.73%	2.94%
Risk Grade 2 (high quality)	18.54%	16.69%
Risk Grade 3 (good quality)	49.89%	46.65%
Risk Grade 4 (management attention)	18.17%	21.75%
Risk Grade 5 (watch)	5.22%	4.66%
Risk Grade 6 (substandard)	5.16%	6.90%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At September 30, 2013, including non-accrual loans, there were seven relationships exceeding $1.0 million in the Watch risk grade (which totaled $12.6 million) and four relationships exceeding $1.0 million in the Substandard risk grade (which totaled $10.3 million). There was one relationship with loans in both the Watch and Substandard risk grades, which totaled $1.2 million for loans in both risk grades combined.

(END)